Independent Auditors' Consent



We consent to the incorporation by reference in the Registration Statement of Chartwell Leisure Inc. (formerly National Lodging Corp.) on Form S-3 and Form S-8 of our report dated October 30, 1996 appearing in the report on Form 8-KA of Chartwell Leisure Inc. on the financial statements of Capital Properties Limited Partnership for the year ended September 30, 1996 and 1995 and to the reference to us under the heading "Experts" in the prospectus which is part of this Registration Statement.


Deloitte & Touche LLP
Chartered Accountants
Calgary, Alberta, Canada
April 25, 1997

C/M:  11752.0018 485900.1